Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cass Information Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-44499, 333-91456, and 333-91568) on Form S-8 of Cass Information
Systems, Inc. of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Cass Information Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Cass Information Systems, Inc.

Our report refers to the sale of the business and assets of Government e-Management Solutions, Inc. in the fourth quarter of 2005.

St. Louis, Missouri
March 14, 2006